Exhibit 99.1

Oragenics Announces new President, Chief Executive Officer and Member of the Board of Directors

For Immediate Release

Tampa, FL (May 24, 2011) – Oragenics, Inc. (OTCBB: ORNI.D www.oragenics.com), a biopharmaceutical company (the “Company”), announced today that effective May 25, 2011, John N. Bonfiglio, Ph.D. will be the Company’s new President and Chief Executive Officer, as well as serve on the Company’s Board of Directors.

Most recently, Dr. Bonfiglio worked as the President and Chief Executive Officer and as a director of Transdel Pharmaceuticals, Inc. Prior to that he worked as the President and Chief Executive Officer of Argos Therapeutics in Durham, NC and prior to that he was the Chief Executive Officer of The Immune Response Corporation in Carlsbad, CA. He was also the Chief Executive Officer of Peregrine Pharmaceuticals and held senior management positions with Cypress Biosciences, Baxter Healthcare and Allergan, Inc.

Dr. Frederick Telling, the Company’s Chairman said, “After an extensive search for a candidate with demonstrated leadership and experience, we are fortunate to have someone with John’s talent and skill to lead the Company. John brings a significant depth of public company experience and experience in the pharmaceutical industry that will be invaluable to us as we continue to market our probiotic products and develop our technologies.”

Dr. Bonfiglio said “I believe Oragenics has tremendous potential with its currently marketed ProBiora3 oral probiotic products, its SMaRT Replacement Therapy candidate and a pipeline of novel antibiotic candidates. I look forward to the challenges of building on the foundation that currently exists at Oragenics to add shareholder value.”

“I am very pleased to have the opportunity to lead this company. My focus will be to shepherd the Company’s technologies through the various stages of testing to eventual commercialization and to expand the Company’s sales of Probiora3 probiotics.” Dr. Bonfiglio said “I am also committed to seeking out new sources of financing, and the possible outlicensing of other Company-owned therapeutic platforms. All of these activities are directed toward providing some of the resources and capital needed to put the Company on track toward long term success.”

About Oragenics, Inc.

Oragenics is a biopharmaceutical company focused primarily on oral health products and novel antibiotics. Within oral health, Oragenics is developing its pharmaceutical product candidate, SMaRT Replacement Therapy, and also commercializing its oral probiotic product, ProBiora3. Within antibiotics, Oragenics is developing a pharmaceutical candidate, MU1140-S and intends to use its patented, novel organic chemistry platform to create additional antibiotics for therapeutic use.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

MEDIA CONTACT: For more information about the company, visit www.oragenics.com or contact Brian Bohunicky at (813) 286-7900.